Exhibit 10.2

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of January 4, 2010 (the “Amended Effective Date”), is made and entered into this 8th day of April, 2010, by and between California Pizza Kitchen, Inc., a Delaware corporation (the “Company”), and Larry S. Flax (“Executive”). This Agreement amends and restates in its entirety the Amended and Restated Agreement (as defined below).

WHEREAS, Executive and the Company previously entered into that certain Employment Agreement, as executed on April 11, 2005 (the “Original Agreement”) and effective as of January 1, 2005 (the “Effective Date”);

WHEREAS, Executive and the Company amended and restated the Original Agreement on the terms and conditions set forth in the Amended and Restated Agreement to comply with or be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Executive and the Company are currently parties to that certain Amended and Restated Employment Agreement, as executed on December 31, 2008 and effective as of December 31, 2008 (the “Amended and Restated Agreement”); and

WHEREAS, as of the Amended Effective Date, the Amended and Restated Agreement shall terminate and be superseded by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Employment Term. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions set forth herein. The Company shall continue to employ Executive as a Co-Chief Executive Officer of the Company for a period (the “Employment Period”) commencing on the Amended Effective Date and ending on December 31, 2012 (the “Initial Employment Period”). Commencing on December 31, 2010, and on each subsequent anniversary thereof, the Employment Period shall be automatically extended for one (1) additional year (the “Extended Employment Period”) unless earlier terminated pursuant to the provisions of Section 4 hereof or unless, no later than six (6) months before such date, either party shall have given written notice to the other that it does not wish to extend the Employment Period of this Agreement (which for the sake of clarity shall mean that absent such notice by either party the remaining Employment Period as of each December 31 shall be three years). References herein to the Employment Period of this Agreement shall refer to both the Initial Employment Period and any such Extended Employment Period. Executive hereby accepts such continued employment by the Company for the Employment Period on the terms set forth herein.

Section 2. Duties. During the Employment Period, Executive shall serve as a Co-Chief Executive Officer. Executive shall render such business and professional services in the performance of his duties consistent with Executive’s position within the Company as Co-Chief

Executive Officer as well as such services reasonably assigned to him by the Board of Directors of the Company. Executive shall, at all times, report to the Board of Directors of the Company and no other individual within the Company and all other employees of the Company shall be responsible to report to Executive or such other individuals as he designates. Executive’s principal place of employment shall be the offices provided by the Company located in Los Angeles, California, but it is understood and acknowledged that the performance of his duties will require Executive to travel outside Los Angeles. Executive, however, shall not be required, without his consent, to relocate his principal place of employment more than 25 miles from the current location of the offices provided by the Company located in Los Angeles.

At all times during the Employment Period, Executive shall devote his best efforts and abilities to the performance of his duties on behalf of the Company and to the promotion of its interests consistent with, and subject to, the strategies, policies and directions of the Board. Notwithstanding the foregoing, Executive may be involved in civic and charitable activities, may manage his personal investments and may serve on the board of any public companies, trade or professional associations.

The Company agrees that it will use its reasonable best efforts to cause Executive to be nominated to and continue to be named Co-Chairman (or Chairman, if Richard L. Rosenfield does not continue as the other Co-Chairman) of the Board of Directors during the term of this Agreement.

Section 3. Compensation. During the Employment Period, as compensation for his services and covenants hereunder:

(a) During the Employment Period, the Company shall pay Executive an annual base salary of Six Hundred Seventy-Nine Thousand Dollars ($679,000), prorated for any partial employment year, payable in equal installments at the Company’s current payroll intervals. The earned but unpaid portions of the base salary will be payable as soon as practicable after the execution date of this Agreement but in no event later than December 31, 2010; provided, however, that the Board may increase such amount during the Employment Period in its sole and absolute discretion (the “Base Salary”). Such Base Salary shall be reviewed annually, and shall be subject to such annual increase, if any, as determined by the Company in its sole discretion.

(b) During the Employment Period, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) based on the achievement of certain performance based objectives established by the Compensation Committee and shall be eligible to participate in any long term incentive compensation plan(s) maintained by the Company according to the terms of such plans. The intent of this Agreement is that Executive shall have a reasonable opportunity to earn an Annual Bonus in an amount equal to 75% of his Base Salary (the “Annual Bonus Target”). The actual amount of the Annual Bonus, if any, may be higher or lower than the Annual Bonus Target based on the level of the achievement of the performance based objectives established by the Compensation Committee. The Annual Bonus shall be payable in cash as soon as practicable following delivery of the audited financial statements for the Company and its subsidiaries for the year for which the Annual Bonus is payable (the “Audited Financial Statements”), but in no event later than the last day of the applicable two and one-half month “short-term deferral period” with respect to such annual bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

(c) The Parties acknowledge that on December 29, 2004, the Company granted Executive options to purchase 300,000 shares of Company common stock, par value .01 per share (“Common Stock”), the terms and conditions of which were modified by the Original Agreement as follows: “Such options shall become vested and exercisable on the date this Agreement is executed with respect to all of the shares subject to such option. To the extent that any terms of such option provided in the Notice of Stock Option Grant delivered to Executive prior to the date hereof differ from any terms set forth herein, the terms set forth herein supersede the terms of any such notice and the Company will cause an appropriate amendment to such Notice of Stock Option Grant to be prepared and executed.”

(d) The parties acknowledge that on April 11, 2005, the Company granted Executive options to acquire 300,000 shares of Common Stock, pursuant and subject to the terms and conditions of the Original Agreement, the Company’s 2004 Omnibus Incentive Compensation Plan, and the Non-Qualified Stock Option Agreement, a sample which is attached hereto as Exhibit B, which include but are not limited to the following: The exercise price per share of the options was based on the higher of (i) the closing price of the Company Common Stock on April 11, 2005 or (ii) the average closing price of the Company Common Stock for the five (5) day period immediately preceding April 11, 2005. The options shall vest and be exercisable as to 20% of the grant on the third anniversary of the grant date and thereafter an additional 10% of the original grant shall vest on each quarterly anniversary until fully vested and exercisable at the end of the fifth anniversary of the grant date. The options granted to Executive under the 2004 Omnibus Incentive Compensation Plan shall be nonstatutory stock options that are not intended to be incentive stock options under Section 422 of the Internal Revenue Code. Each option granted under the terms of the 2004 Omnibus Incentive Compensation Plan shall be for a term of ten years and shall provide that in the event Executive’s employment terminates for any reason other than for Cause or voluntary termination by Executive without Good Reason, vested options shall continue to be exercisable for at least three years following the employment termination date, but not longer than the expiration of the ten-year term after the date of grant.

(e) The parties acknowledge that on January 11, 2006, the Company granted Executive 70,000 shares of restricted stock of the Company, which award was made pursuant and subject to the terms and conditions of the Original Agreement, the Company’s 2004 Omnibus Incentive Compensation Plan, and the Restricted Stock Agreement, which include but are not limited to the following: The award shall vest as to 12,500 shares of restricted stock on the first anniversary of the grant date and thereafter an additional 3,125 shares of restricted stock subject to the award shall vest on each quarterly anniversary until and including the fourth anniversary of the grant date. The award shall vest as to 10,000 shares of restricted stock subject to the award on the earlier of (i) the fifth anniversary of the grant date and (ii) the last day of the first 30-day period following January 1, 2005 during which the average closing price of the Company Common Stock exceeds $35.00 per share. The award shall vest as to the remaining 10,000 shares of restricted stock subject to the award on the earlier of (i) the fifth anniversary of the grant date and (ii) the last day of the first 30-day period following January 1, 2005 during which the average closing price of the Company Common Stock exceeds $40.00 per share.

(f) Within five business days of the date this Agreement is executed by Executive and the Company, Executive shall be granted 80,000 shares of restricted stock of the Company, provided that Executive remains employed by the Company as a Co-Chief Executive Officer until such date, which award shall be made pursuant and subject to the terms and conditions set forth herein and in the Restricted Stock Agreement to be provided upon the date of grant and the Company’s 2004 Omnibus Incentive Compensation Plan as in effect at such time. The award shall vest in substantially equal installments on each of the first, second and third anniversaries of the grant date.

(g) For the year 2011 and each year during the remainder of the Employment Period, Executive will be entitled to annual equity or other long term incentive awards having a grant date value equal to $1,000,000 per year. The awards may be in such form (e.g., cash, stock or derivative securities) and subject to such vesting requirements (e.g., time based or performance based) as the Compensation Committee, in its discretion, may determine, but time based vesting requirements shall not exceed three years.

(h) For so long as the Company remains a public company, Company shall use commercially reasonable efforts to (i) cause the shares of Common Stock reserved for issuance to Executive pursuant to the Company’s 2004 Omnibus Incentive Compensation Plan to be included in a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of no less than 3,750,000 shares of the Company’s Common Stock, issuable pursuant to the Company’s 2004 Omnibus Incentive Compensation Plan; (ii) cause such awards and the shares issuable pursuant to such awards to be registered or otherwise exempt under the securities or blue sky laws of California and such other jurisdictions in the United States as may be applicable; and (iii) to maintain a current prospectus and to cause such Common Stock to be listed on the principal exchange or exchanges or qualified for trading on the principal over-the-counter market on which the Company’s Common Stock is then listed or traded, so long as any Options remain outstanding and have not been exercised or terminated and for a period of five years after exercise.

(i) Executive shall be entitled to an annual supplemental retirement benefit (the “Supplemental Retirement Benefit”) payable for Executive’s life.

(i) The Supplemental Retirement Benefit shall be payable for Executive’s life in an amount equal to:

(A) $200,000; provided, however, that if Executive voluntarily terminates employment without Good Reason or is terminated for Cause prior to calendar year 2012, such amount shall be reduced by a percentage equal to the product of (i) 15% and (ii) the lesser of (x) the number of full or partial calendar years remaining until calendar year 2012, less

(B) the Contribution Offset (as defined below).

(ii) The “Contribution Offset” shall be determined as follows. Effective as of December 31, 2008, Executive shall be assumed to have an account balance (the “Account Balance”) attributable to Company contributions under the Company’s 401(k) plan and other retirement plans equal to $16,400. For each calendar year (beginning with 2009 and ending with the year immediately preceding Executive’s “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”), the Company shall be assumed to have made a contribution on behalf of Executive under the Company’s 401(k) plan and other retirement plans equal to $4,200 (the “Annual Contribution”). The Annual Contribution for a calendar year shall be assumed to have been made on December 31 of such year and shall be credited to the Account Balance. The Account Balance shall be assumed to be credited with interest on and after January 1, 2009 at an annual rate of 2.06%. The “Contribution Offset” shall equal the Account Balance, determined as of the date of commencement of payment of the Supplemental Retirement Benefit, converted into an actuarial equivalent life annuity annual benefit commencing on the date of commencement of payment of the Supplemental Retirement Benefit. For purposes of this paragraph, the actuarial equivalent shall be determined using an annual interest rate equal to 6% and using the RP 2000 (unisex) mortality table with improvements to 2025.

(iii) The Supplemental Retirement Benefit shall be paid to Executive in the form of monthly payments equal to one-twelfth (1/12) of the Supplemental Retirement Benefit. Such monthly payments shall commence on the later of: (i) the first day of the calendar month next following Executive’s Separation from Service, subject to Section 5(h) below, or (ii) the first day of the calendar month next following Executive’s attainment of age 65, and shall continue on each month thereafter until Executive’s death.

(iv) Notwithstanding the foregoing, in the event that Executive is in violation of Section 7 or Section 8, any Supplemental Retirement Benefit payable hereunder shall be forfeited and cancelled immediately upon such violation. No interest in the Supplemental Retirement Benefit may be sold, pledged, assigned or transferred by Executive in any manner and no interest in the Supplemental Retirement Benefit shall be liable for the debts, contracts or engagements of Executive or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

(j) Executive shall be entitled to paid vacation of four weeks annually. Such vacation shall be taken at such times as will interfere as little as possible with the performance of Executive’s duties hereunder. At no time may Executive accumulate or accrue more than eight weeks of unused vacation time. Should Executive accumulate or accrue eight weeks of earned but unused vacation time, Executive shall cease to earn any further vacation benefits until such time as Executive’s earned but unused vacation time falls below eight weeks.

(k) Upon presentation of properly itemized charges together with appropriate documentation, the Company shall reimburse Executive for all reasonable and necessary expenses properly incurred by him in the performance of his duties hereunder, in accordance with the Company’s policies therefor, as may be in effect from time to time.

(l) Executive shall be allowed to participate in any present or future medical, health insurance or other personal fringe benefits plan adopted by the Company for the general and overall benefit of its full time employees (it being understood, however, that participation in any such plan is subject to whatever eligibility requirements are applicable generally to such plan).

(m) The Company shall reimburse Executive for all reasonable legal fees and disbursements incurred by Executive in connection with the negotiation, preparation and execution of this Agreement.

(n) To the extent that any payments or reimbursements provided to Executive under this Agreement, including, without limitation, under Section 3(k), Section 3(m), Section 5(b), or Section 5(d), are deemed to constitute compensation to Executive, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

Section 4. Early Termination of Agreement and other Matters.

(a) It is agreed and understood that this Agreement (except for Section 7 and Section 8 hereof) and Executive’s employment with the Company shall terminate automatically upon the first to occur of any of the events set forth in (i) through (v) below:

(i) the date of Executive’s death;

(ii) the date on which the Board shall give Executive notice of termination on account of a Disability (as hereinafter defined), which has prevented Executive from satisfactorily and completely performing his duties under this Agreement for a period or periods aggregating more than one hundred twenty (120) days in any twelve (12) consecutive months;

(iii) within 30 days following the date on which the Board shall give Executive notice of termination for Cause (as hereinafter defined);

(iv) within 30 days following the date on which the Board shall give Executive notice of termination for any reason other than Disability or Cause or Executive shall give the Board notice of termination for Good Reason (as hereinafter defined); or

(v) within 60 days following the date on which Executive shall give the Board notice of Executive’s termination for other than for Good Reason.

(b) For purposes of this Agreement, “Cause” shall mean that Executive: (i) has been convicted of, or pleads guilty or nolo contendere to any act of embezzlement or fraud against the Company, its parent or any of its subsidiaries or to any felony; (ii) has committed any willful, intentional, purposeful, grossly negligent or malicious act that constitutes misconduct and has the effect of materially injuring the business or reputation of the Company, its parent or any of its affiliates and any divisions Executive may manage; or (iii) has materially breached this Agreement; provided, however, that in the event that the Board determines to terminate Executive’s employment for Cause, such termination shall only become effective if the Board shall first provide Executive written notice detailing such Cause, and if such act or omission is susceptible to cure, Executive shall be provided a 30 day period to cure such act or omission.

(c) For the purposes of this Agreement, “Disability” shall mean that Executive is determined to be substantially disabled by the insurance company providing group long-term disability insurance for the Company’s employees, which determination would entitle Executive to disability benefit payments thereunder. If no such insurance is then in force or if no such determination has been made, “Disability” shall refer to a medically determinable physical or mental condition disabling Executive from substantially performing his duties hereunder. If such determination is disputed, then the Company and Executive shall each select a physician licensed to practice medicine in the State of California who shall, in turn, jointly select a third physician licensed to practice medicine in the State of California, who shall make a binding determination of disability. The Company shall bear the costs of obtaining such determination.

(d) For purposes of this Agreement, “Good Reason” shall mean without Executive’s consent (i) a material diminution in the duties, authority or responsibilities of Executive or a material breach of this Agreement by the Company, provided that the Board fails to cure such material reduction or breach within 30 days of receipt of a written notice from Executive of such material reduction or breach (which notice shall be provided by Executive to the Company within 90 days following the initial occurrence of such event) or (ii) requiring Executive to relocate his principal place of employment to a location that is more than twenty-five (25) miles from the location of the Company’s principal office in the Los Angeles area as of the Amended Effective Date. Executive’s Separation from Service from the Company as a result of any of the foregoing events must occur within two (2) years of the initial occurrence of any such event.

Section 5. Compensation in Event of Termination; Survival.

(a) Upon termination of Executive’s employment for any reason other than termination for a reason referenced in Sections 5(b)-(d) below, the Employment Period of this Agreement shall end and this Agreement shall expire and the Company shall have no further obligation to Executive except to the extent that Executive is otherwise entitled to any unpaid salary or benefits hereunder and insurance coverage in accordance with applicable law. Notwithstanding the expiration of the Employment Period or termination of this Agreement; the provisions set forth in Section 7, Section 8 and Section 9 shall remain in full force and effect after the termination of Executive’s employment hereunder. Executive shall not be required to seek other employment or otherwise attempt to mitigate damages to be entitled to any of the termination benefits provided in this Section 5.

(b) Subject to Section 5(h) below, if Executive incurs a Separation from Service by reason of a termination of Executive’s employment either by the Company without Cause or by Executive for Good Reason, Executive (or his estate in the event he dies after his termination, as applicable) shall be entitled to the following: (i) a lump sum cash payment within 60 days after the date of Executive’s Separation from Service (the “Separation Date”) in an amount equal to 1.75 multiplied by the Executive’s Base Salary (as in effect as of the Separation Date) for the remainder of the Employment Period; as determined without regard to Executive’s Separation from Service; (ii) any unvested options shall become fully vested and immediately exercisable and any restrictions or risk of forfeiture on restricted stock or similar equity or long-term incentive that was awarded to Executive by the Company during the Employment Period shall lapse immediately; (iii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the Separation Date or (y) expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by the Company to its senior Executives during the period commencing on the Separation Date and ending on the date that is 18 months after the Separation Date; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of the Agreement.

(c) In the event of Executive’s death or, subject to Section 5(h) below, if Executive incurs a Separation from Service by reason of Executive’s Disability, Executive (or his estate, as applicable) shall be entitled to the following: (i) any unvested option shall become fully vested and immediately exercisable and any restrictions or risk of forfeiture on restricted stock or similar equity or long-term incentive that was awarded to Executive by the Company during the Employment Period shall lapse immediately; and (ii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the Separation Date or (y) the expiration date of such option according to its terms; provided that Executive has not been provided with notice referred to in Section 4(a)(iii) above.

(d) Subject to Section 5(h) below, if a Change of Control (as defined below) occurs and Executive incurs a Separation from Service by reason of a termination of employment either by the Company without Cause or by Executive for Good Reason, in each case within 2 years following the effective date of a Change of Control, Executive (or his estate in the event he dies after his termination, as applicable) shall be entitled to the following: (i) a lump sum cash payment within 60 days after the Separation Date in an amount equal to two (2) times the sum of Executive’s Base Salary and Annual Bonus Target in effect as of such date or, if greater, the amount specified in Section 5(b)(1); (ii) any unvested option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Executive by the Company during the Employment Period shall lapse immediately; (iii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the Separation Date or (y) the expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by the Company to its senior Executives for a period of two years following the Separation Date; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of this Agreement.

(e) “Change of Control” for the purposes of this Agreement, shall have the meaning set forth in Exhibit C, hereto.

(f) In the event the Company or any member of the Board asserts that Executive has breached Section 7 or Section 8 hereof, then the Company or such Director shall notify Executive thereof with, in the case of notification by a Director, a copy thereof being delivered to the Company. Nothing in this Section 5(f) shall impair the Company’s right to seek or obtain injunctive or other equitable relief at any time in any court having jurisdiction to enforce the provisions of Section 7 or Section 8 hereof.

(g) Executive’s obligations under Section 7 and Section 8 of this Agreement shall survive any termination of this Agreement. Notwithstanding any of the foregoing, in the event that Executive were to violate Section 7 or Section 8, any benefit or amount payable to Executive pursuant to this Section 5 shall be forfeited and cancelled immediately upon such violation.

(h) This Agreement shall be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Code, and Executive shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement. The portion of any payment under this Agreement that is paid within the “short-term deferral period” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short term deferral and not aggregated with other plans or payments. Any other portion of the payment that does not meet the short term deferral requirement shall, to the maximum extent possible, be deemed to satisfy the exception from Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and shall not be aggregated with any other payment. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any amount that is paid as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), or within the involuntary separation pay limit under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) shall be treated as a separate payment. Payment dates provided for in this Agreement shall be deemed to incorporate “grace periods” within the meaning of Section 409A of the Code.

In addition, notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5 hereof, shall be paid to Executive during the 6-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

Section 6. Excess Parachute Payments.

(a) Excess Parachute Payment Limitation. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 5 of this Agreement, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total

Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any stock option or other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any stock option or other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any stock option or other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent accountants of nationally recognized standing (“Accounting Firm”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c) If applicable, the Executive and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 6. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 6 will be borne by the Company.

Section 7. Proprietary Information of the Company.

(a) At no time during or after Executive’s employment with the Company will Executive (i) use Confidential Information (as defined below) for any purpose other than during such employment as directed by the Company or (ii) disclose Confidential Information to any person or entity other than the Company or persons or entities to whom disclosure has been authorized by the Company in writing (except that Executive may disclose such information to the minimum extent necessary to comply with governmental or judicial process, so long as Executive promptly notifies the Company of such pending disclosure and consults with the Company concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information).

(b) During the Employment Period, Executive shall promptly communicate to Company all ideas, discoveries and inventions which relate to the Company and which are or may be useful to the Company. Executive acknowledges that all such ideas, discoveries, inventions, and improvements, which relate to the Company and which are made, conceived, or reduced to practice by him or jointly with others and every item of knowledge relating to the Company’s business interests (including potential business interests) gained by him during the course of his employment hereunder are the property of the Company and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to the Company for its sole use and benefit, without additional compensation. Executive further agrees to cooperate fully with Company to perfect Company’s interest and title to all such ideas, discoveries, inventions and improvements. Notwithstanding the foregoing, pursuant to California Labor Code Section 2870, Executive shall not be required to assign to the Company any inventions that Executive developed entirely on his own time without use of the Company’s equipment, supplies, facilities or trade secret information unless they either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business or demonstrably anticipated research and development or (ii) result from work performed by Executive for the Company.

As used herein, “Confidential Information” means all information of a technical or business nature relating to the Company, including without limitation trade secrets, recipes, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulas, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information; provided, however, that “Confidential Information” shall not include any information that has become public knowledge through no fault of Executive. Executive also agrees not to disclose any confidential or proprietary information that the Company obtains from a third party and which the Company treats as confidential or proprietary or designates as confidential, whether or not such information is owned or developed by the Company. All Confidential Information, regardless of form, is the exclusive property of the Company.

Section 8. Non-Competition/Non-Solicitation.

(a) Executive agrees that during the Employment Period, Executive shall not directly or indirectly, either individually or as an investor, owner, partner, agent, employee, independent contractor, consultant or otherwise, engage in any restaurant or other retail business, including but not limited to any business that sells pizza or other menu items offered by the Company or any subsidiary of the Company.

(b) Executive agrees that while he is employed by the Company, and for so long as Executive receives any payment of any Supplemental Retirement Benefit or other payments made pursuant to Section 5 above, he will not directly or indirectly solicit for employment or attempt to solicit for employment any person who was an employee, officer or director of the Company at any time during the 12 months preceding the date that Executive’s employment with the Company is terminated.

(c) As the violation by Executive of the provisions of Section 7 or this Section 8 would cause irreparable injury to the Company due to among other things his knowledge of trade secrets and proprietary information or rights, and there is no adequate remedy at law for such violation, the Company shall have the right in addition to any other remedies available, at law or in equity, to seek to enjoin Executive in a court of equity from violating such provisions. Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction, forum non conveniens, or competence of the court to grant an injunction or other equitable relief, or otherwise and Executive further agrees to waive any requirement for a bond or undertaking. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

Section 9. Deductions and Other Tax Matters.

(a) Anything to the contrary herein notwithstanding, the Company shall, and is hereby authorized to, withhold or deduct from any amounts payable by the Company to Executive any foreign, federal, state or municipal taxes, social security contributions or other amounts required to be withheld by law, and to report and remit such amounts to the proper authorities.

(b) Certain payments and benefits under this Agreement are intended to be exempt from the application of Section 409A of the Code, while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the payment of which is intended to comply with Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that no such amendments or adoption of other policies and procedures will reduce the amount of any compensation or benefit Executive otherwise would be entitled to under this Agreement without the written consent of Executive.

(c) To the extent that Section 5(b) or Section 6(d) hereof requires the Company, partially or wholly, to subsidize any continuation of health insurance benefits following Executive’s Separation from Service:

(i) If such continued health insurance benefits are to be provided through third-party insurance maintained by the Company under the Company’s benefit plans in a manner that causes such health insurance benefits to be exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), the Company shall pay or reimburse such premiums in accordance with the terms of this Agreement, subject to Section 3(n) hereof; provided, however, that if, during the period of health insurance benefits continuation coverage (the “Health Benefits Continuation Period”), any plan pursuant to which such health insurance benefits are provided is not, or ceases prior to the expiration of the Health Benefits Continuation Period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the remainder of the Health Benefits Continuation Period (or the remaining portion thereof); or

(ii) If such continued health insurance benefits are to be provided in whole or in part through a self-funded plan maintained by the Company, the benefits of which are not fully-insured by a third-party insurer:

(A) To the greatest extent applicable, such health insurance benefits shall be construed to satisfy the exemption from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B), and

(B) To the extent such health insurance benefits do not satisfy such exemption and/or extend beyond the continuation period under COBRA, determined as of the date of Executive’s Separation from Service, the Company shall reimburse the premiums relating to such health insurance benefits in accordance with Section 3(n) hereof.

Section 10. Resolution. If any dispute under this Agreement is not settled or resolved within thirty (30) days after the receipt by each party of written notice of dispute, the matter shall be submitted to binding arbitration, such arbitration to be conducted in the State of California and, unless otherwise agreed, such arbitration will be conducted in accordance with the rules and procedures of the American Arbitration Association. The arbitrator, in its final decision, shall determine which party or parties shall bear the costs of the arbitration, including attorneys fees and expenses.

Section 11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be telecopied, delivered by overnight delivery service or mailed to the intended recipient at the telecopy number or address specified below. Such notices, requests, demands and other communications shall be deemed to have been fully given when transmitted by telecopier, answerback received, delivered by overnight delivery service against receipt or, in the case of mailed notices, three business days after such notice is enclosed in a properly sealed envelope and mailed by first class, registered or certified mail, return receipt requested, postage and registration or certain prepaid, with the United States Postal Service, in each case given or addressed as follows:

If to Executive to:

Larry S. Flax

c/o California Pizza Kitchen, Inc.

6053 West Century Blvd., 11th Floor

Los Angeles, California 90045-6442

Fax: (310) 342-4669

Phone: (310) 342-5000

with copies to:

Akin Gump Strauss Hauer & Feld LLP

Attention: Robin Schachter

2029 Century Park East

Suite 2400

Los Angeles, California 90067-3012

Fax: (310) 229-1001

Phone: (310) 728-3363

If to the Company, to:

General Counsel

c/o California Pizza Kitchen, Inc.

6053 West Century Blvd., 11th Floor

Los Angeles, California 90045-6442

Fax: (310) 342-4669

Phone: (310) 342-5000

with copies to:

Latham & Watkins LLP

Attention: James D. C. Barrall

355 South Grand Avenue

Los Angeles, CA 90017

Fax: (213) 891-8763

Phone: (213) 485-1234

Section 12. Entire Agreement. This Agreement contains all the understandings and representations between us pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into between the Company and Executive with respect to the subject matter hereof.

Section 13. Binding Agreement. This Agreement shall be binding upon and shall be for the benefit of the Company, its successors and assigns, and Executive and, in the event of his death, his estate or other legal representative, except that no right or obligations under this Agreement can be assigned or transferred by Executive without the express prior written consent of the Company.

Section 14. Amendment; Waiver. No provision of this Agreement may be amended, modified, supplemented or waived unless such amendment, modification, supplement or waiver is agreed to in writing, signed by Executive and another employee of the Company duly authorized by the Board. Except as otherwise specifically provided in this Agreement, no waiver by either the Company or Executive of any breach by the other of any condition or provision shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

Section 15. Governing Law. This Agreement is deemed a contract made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of California, without reference to principles of conflicts of laws.

Section 16. Illegality. Without limiting Section 8 hereof, in the event that any provision or portion of this Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions or portions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law and the parties hereto will use all reasonable efforts to substitute one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof.

Section 17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which, together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CALIFORNIA PIZZA KITCHEN, INC.

By:	/s/ Susan M. Collyns
Name:	Susan M. Collyns
Title:	Executive Vice President, Chief Operating Officer, Chief Financial Officer

EXECUTIVE

/s/ Larry S. Flax
Larry S. Flax

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